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                                                                    Exhibit 99.1

CONTACTS:

Rick Ackel
EVP, Chief Financial Officer
Paige Bombino
Investor Relations

(408) 964-3610

FOR IMMEDIATE RELEASE

                 SANMINA-SCI ANNOUNCES NEW FINANCING TRANSACTION

SAN JOSE, CALIFORNIA, (DECEMBER 3, 2002) -- Sanmina-SCI Corporation (Nasdaq:
SANM) announced today that it intends to issue $450 million of senior secured notes with an expected seven year maturity in a private placement to qualified investors, subject to market conditions. The notes are being offered as part of a refinancing transaction pursuant to which Sanmina-SCI also intends to enter into a new $250 million senior secured credit facility secured by the same collateral securing the notes on a first priority basis. The financings are expected to close in December 2002.

A portion of the $450 million of notes will be issued by Sanmina-SCI, while Sanmina-SCI Finance ULC, a finance subsidiary of Sanmina-SCI, intends to issue a portion as well. The notes will be guaranteed by all of Sanmina-SCI's U.S. subsidiaries and secured on a second-priority basis by substantially all of the assets of Sanmina-SCI and its U.S. subsidiaries located in the United States, a pledge of all the capital stock of substantially all of Sanmina-SCI's U.S. subsidiaries and a pledge of 65% of the capital stock of all of Sanmina-SCI's existing first tier foreign subsidiaries.

The net proceeds of the notes offering, in combination with the net proceeds from the proposed new senior secured credit facility, will be used to repay Sanmina-SCI's debt under its existing credit facility, to repay the outstanding balance under its receivables securitization facility, to refinance or restructure its other debt, and to fund further expansion of its business and working capital.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.